UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): January 11, 2024

ROGERS CORPORATION
(Exact name of registrant as specified in its charter)

Massachusetts	1-4347	06-0513860
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2225 W. Chandler Blvd., Chandler, Arizona 85224
(Address of principal executive offices) (Zip Code)

(480) 917-6000
Registrant’s telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Securities registered pursuant to Section 12(b) of the Act:

Title of each class		Trading Symbol(s)	Name of each exchange on which registered
Common Stock,	par value $1.00 per share	ROG	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Election of Donna M. Costello as Director
On January 13, 2024, upon recommendation of its Nominating, Governance & Sustainability Committee, the Board elected Donna M. Costello to serve as a member of the Board and appointed Ms. Costello to serve as a member of the Board’s Audit Committee, effective immediately.
Ms. Costello served as Chief Financial Officer of C&D Technologies, Inc., a global leader in energy storage solutions and services for the telecommunications, utility, uninterruptible power supply, cable, broadband, and renewable energy markets, from 2016 to 2020. She served as Chief Financial Officer (from 2008 to 2016) and Vice President, Controller and Chief Accounting Officer (from 2002 to 2008) of Sequa Corporation, which, through its subsidiary Chromalloy, is a global technology company and a leading solutions provider for aircraft engines and gas turbines. From 1995 to 2002, Ms. Costello held the role of Senior Manager with Arthur Andersen, LLP. From 2019 until its acquisition in 2022 by Mativ, Ms. Costello was a member of the Board of Directors of Neenah, Inc. (formerly, NYSE: NP), a global manufacturer of specialty materials, including filtration media, specialty coatings, and imaging and packaging solutions, serving as Chair of the Audit Committee and as a member of the Compensation Committee. Ms. Costello was a member of the Board of Directors of the towing and trailering equipment producer, Horizon Global Corporation (formerly, NASDAQ: HZN), from 2021 until its acquisition by First Brands Group in 2023, serving as a member of the Audit Committee. Since 2021, Ms. Costello has also been a member of the Board of Directors of CTS Corporation (NYSE: CTS), where she serves as chair of the Audit Committee. Ms. Costello received her BBA and MBA from Iona College. Ms. Costello is a certified public accountant and a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants. Ms. Costello is also a member of the Henry Crown Fellowship Program of the Aspen Institute.
Ms. Costello will serve as a member of the Board until the Company’s 2024 annual meeting of shareholders and until her successor is elected and qualified. The Board determined that Ms. Costello is an “independent” director under the rules of the New York Stock Exchange and meets all applicable requirements to serve on the Audit Committee.
Ms. Costello will receive compensation as a non-management director in accordance with the Company’s standard compensation arrangements for non-management directors.
Ms. Costello is not a party to any arrangement or understanding with any person pursuant to which she was elected as a director, nor is she a party to any transaction requiring disclosure pursuant to Item 404(a) of Regulation S-K.
Resignation of Ganesh Moorthy as Director
On January 11, 2024, Ganesh Moorthy, who has served as a member of the board of directors (the “Board”) of Rogers Corporation (the “Company”) for more than 10 years, informed the Company of his decision to resign as a member of the Board, effective immediately, in order to pursue other opportunities. Prior to his resignation, Mr. Moorthy chaired the Board’s Nominating, Corporate Governance and Sustainability Committee and served on the Board's Audit Committee.
Mr. Moorthy’s decision to resign from the Board was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices. The Company and the Board thank Mr. Moorthy for his valuable insights, perspective, and commitment during his service on the Company’s Board.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
99.1	Press release issued by Rogers Corporation on January 17, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROGERS CORPORATION
(Registrant)

Date: January 17, 2024	By:	/s/ Jessica A. Morton
Jessica A. Morton
Vice President, General Counsel and Corporate Secretary